UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Footstar, Inc.
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FOOTSTAR, INC.
933 MacArthur Blvd.
Mahwah, NJ 07430
VOTE THE WHITE PROXY CARD TODAY
June 3, 2008
Dear Fellow Stockholder:
     Footstar recently sent you proxy materials urging you to vote on the Company’s WHITE proxy card for the Company’s two nominees for director — Adam Finerman and Gerald Kelly. These two outstanding directors are being opposed by a hedge fund called Outpoint managed by Jordan Grayson — who is encouraging you to instead vote for Grayson and a second nominee and ultimately to have the Company pay Outpoint’s cost (estimated by Outpoint at $300,000) of waging this contest. Neither of these candidates are nearly as qualified to serve as directors as Mr. Finerman and Mr. Kelly as the Company concludes its last 6 months of business operations and prepares to wind down its operations and dissolve as early thereafter as prudently possible.
     Moreover, the Footstar Board questions whether Outpoint and Mr. Grayson really understand our business and the steps the Board is taking to maximize shareholder value.
OUTPOINT OFFERS NO NEW PROGRAM
     Outpoint’s entire platform purports to be to liquidate and wind down the Company and return cash to stockholders. However, that is exactly what the Footstar Board is already doing.
     The Footstar Board of Directors has already taken substantial steps to manage the wind down of the Company and maximize returns to shareholders in anticipation of the termination of the Company’s principal contract with Kmart at the end of 2008, including:
•	Payment of $6.00 in cash distributions.

•	Sale of intellectual property for $13 million.

•	Cost cutting, including reductions in employees and settlement of significant litigation related claims.

•	Significant severance savings by getting Kmart to agree to hire substantially all of our 1000+ store and district managers at the end of 2008.
OUTPOINT COULD HINDER THE LIQUIDATION PROCESS
     A number of statements made by Jordan Grayson suggest a lack of understanding of our business that, in the Board’s view, could be detrimental to the wind down process. For example:
      Insensitivity to Liquidity Needs. In discussions with Company representatives in April 2008, Mr. Grayson encouraged the Company to consider a $3 per share dividend in 2008. He did not seem to appreciate that, while the Company is committed to returning cash to stockholders in a prompt fashion, it is critical that the Company retain sufficient cash to satisfy its liquidity needs through the end of 2008. The Board’s decision to declare a $1 per share distribution was based in part on the fact that we sold intellectual property to Kmart for $13 million (about $.65 per share) and appropriately preserved cash for liquidity needs.
     Lack of Understanding of Liquidation Process. Mr. Grayson complains that the Board has not provided a definite timetable to wind down. However, the Board has already commenced actions to wind down the Company, and the timetable of the final dissolution will depend upon the pace at which outstanding liabilities are resolved and remaining assets are sold to generate cash. The Board has implemented key steps in preparation for the liquidation, including distributing excess cash to stockholders, settling liabilities and selling assets. That said, it is not yet possible to precisely define the timetable for a liquidation to be completed. Moreover, your Board believes the process of winding down needs to be undertaken in a manner to preserve its relationships with its key suppliers, customers and employees and protect the Company’s operations through the termination of its principal contract with Kmart at the end of 2008. As such, it believes the formal activities associated with winding down, such as proposing a plan of dissolution for stockholders to vote on, should follow after the Kmart contract is terminated at the end of 2008.
     Misunderstanding of Board Terms on Liquidation Process. Grayson implies that the Board is not committed to the liquidation because the plan of liquidation does not change the terms of the Board members. Again, this statement suggests he does not understand our Company or basic corporate governance. The term of our Board classes is set forth in the Company’s Certificate of Incorporation and can not be altered, except through amendment of that Certificate (by Board and shareholder vote). The plan of liquidation alone can not amend the Certificate (though a change in the Certificate could be proposed in the future after termination of the Kmart Agreement). More importantly, our Company needs a Board of Directors during its wind down and liquidation of the Company. As the Company has already stated, once the Company is completely wound down, the Board will cease to exist.
     Misunderstanding of Management Employment Arrangements. Grayson implies our President’s compensation package would terminate once the Company is dissolved and as a result he would be inclined to delay the wind down. Our President, Jeff Shepard, is paid pursuant to a contract that was approved by the Company’s creditors, its shareholders and ultimately the U.S. bankruptcy court in connection with our emergence from bankruptcy in 2006. The agreement can be terminated by the Board at any time that the Board believes is appropriate. It is the Board that will determine the timetable for the Company’s wind down, and as noted above, the Board is committed to a prompt liquidation and wind down.
     Outpoint’s Apparent Resistance to the Footstar Board Returning Cash to Stockholders. Footstar’s Board believes cash should be distributed to stockholders as soon as prudently practical and has already approved $6 in distributions. While Outpoint claims it wants to make sure the Company liquidates and returns cash to stockholders, its public statements suggest a hesitancy to return cash to stockholders.
     For example, Outpoint claims the $5 distribution paid in April 2007 put the Company in a “dangerous financial position” of having to borrow money to buy inventory. This is simply wrong. Footstar’s outside investment banker advised the Board on the size of the distribution and Footstar was never in any kind of financial danger as a result of paying that distribution.

     Next, Grayson implies the Board acted hastily in declaring the $5 distribution in 2007 (and the $1 distribution in 2008) because the Company had not determined whether to characterize it as a dividend or return of capital for tax purposes.
     The Board determined it was in the best interest of shareholders to return cash to shareholders by paying the $5 distribution in April 2007, regardless of how it was ultimately characterized for tax purposes. The determination of the tax characterization of a distribution is a highly complex one and the Board understood the final characterization would require an extensive review by its tax advisors. At the time of the distribution, the Company communicated the uncertainty regarding the tax characterization of the distribution. The Company sought the advice of outside accounting specialists over many months before determining the final tax characterization it would report to stockholders for the $5 distribution at the end of 2007. Would Mr. Grayson rather have had the Company delay payment of the $5 distribution for months or longer while the tax characterization was evaluated by the Company’s accounting specialists?
     Your Board’s view was to deliver cash distributions to the stockholders as soon as practicable, and give the stockholders its view on the tax treatment as soon as possible and in time for stockholders to file their year-end tax returns.
HERE’S THE BOTTOM LINE
•	Your Board is committed to a prompt liquidation and wind down of Footstar.

•	Your Board is doing an excellent job in preparing for and implementing the liquidation.

•	Your Board is doing so in the manner it believes will minimize the loss of suppliers, customers and employees, so that Footstar’s remaining 6 months of operations will be as smooth and profitable as possible.

•	Outpoint has no plan that is different from the Board’s plan to liquidate and return money to stockholders.

•	Outpoint’s own statements suggests a lack of understanding of the Company and the liquidation process the Board has been undertaking, and as a result the Board believes Outpoint’s nominees will hinder, not help, the prompt and efficient execution of the liquidation process.
VOTE THE WHITE PROXY CARD FOR
THE COMPANY’S NOMINEES FOR DIRECTOR

Sincerely, JONATHAN M. COUCHMAN Chairman of the Board

     If you have any questions or need assistance in voting your shares, please call or contact our proxy solicitor, MacKenzie Partners, Inc., which is assisting Footstar, toll-free at (800) 322-2885 or by email at proxy@mackenziepartners.com.